ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of December 1, 1998, supplements the Management Agreement (the "Agreement") dated as of August 1, 1997, by and between American Century World Mutual Funds, Inc., ("ACWMF") and American Century Investment Management, Inc. ("ACIM").

         IN  CONSIDERATION   of  the  mutual  promises  and  conditions   herein
contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following series (the "New Series") of shares to be issued by ACWMF, and for such management shall receive the Applicable Fee set forth below:

                                                Average
                                                Applicable
Name of Series         Name of Class            Net Assets             Fee Rate
--------------         -------------            ----------             --------
Twentieth Century      Investor Class           first $ 1 billion       1.30%
Global Growth                                   next $1 billion         1.15%
Fund                                            over $2 billion         1.05%
                       Institutional Class      first $1 billion        1.10%
                                                next $1 billion         0.95%
                                                over $2 billion         0.85%
                       Advisor Class            first $1 billion        1.05%
                                                next $1 billion         0.90%
                                                over $2 billion         0.80%

         2. ACIM shall  manage the New Series in  accordance  with the terms and
conditions   specified   in  the   Agreement   for   its   existing   management
responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                              AMERICAN CENTURY
                                                     WORLD MUTUAL FUNDS, INC.


/s/ David H. Reinmiller                              /s/ Patrick A. Looby
David H. Reinmiller                                  Patrick A. Looby
Assistant Secretary                                  Vice President


Attest:                                              AMERICAN CENTURY INVESTMENT
                                                     MANAGEMENT, INC.


/s/ David H. Reinmiller                              /s/ William M. Lyons
David H. Reinmiller                                  Willliam M. Lyons
Assistant Secretary                                  Executive Vice President